Exhibit 99.1

FOR IMMEDIATE RELEASE

American Vanguard Reports Preliminary Results for Fourth Quarter & Full Year 2024

Achieved Full-Year Adjusted EBITDA In-Line with Target Range

Reduced Inventory by $47 million and reduced Debt by $22 Million in Fourth Quarter

2025 Revenue and Adj. EBITDA Target Range of $565-$585 Million and $45-$52 Million

Newport Beach, CA | March 14, 2025 — American Vanguard® Company (NYSE:AVD), a diversified specialty and agricultural products company that develops, manufactures, and markets solutions for crop protection and nutrition, turf and ornamental management and commercial pest control, today reported preliminary, financial results for the fourth quarter and full year ended December 31, 2024. The results reported herein are preliminary. Final results will appear in the company’s 10-K for the fiscal year ended December 31, 2024.

Fourth Quarter 2024 Preliminary Financial and Operational Highlights – versus Fourth Quarter 2023:

•	Net sales of approximately $169 million v. $172 million in the fourth quarter of 2023;

•	Adjusted EBITDA[1] of approximately $18 million v. $22 million in 2023;

•	Decreased debt by $22 million from $179 million that we reported as of September 30, 2024

Fiscal 2024 Full Year Preliminary Financial Highlights – versus Fiscal 2023 Full Year:

•	Net sales of approximately $550 million ($563 million when excluding Dacthal product recall impact) v. $579 million in 2023;

•	Adjusted EBITDA of approximately $42 million v. $53 million in 2023;

•	Approximately $118 million in non-recurring cash and non-cash charges in 2024 as management repositions the Company

“While we are pleased to have achieved our 2024 EBITDA target, in my opinion this result is just the starting point for what is possible at this company.” said Chief Executive Officer Douglas “Dak” Kaye III. “With an adjusted EBITDA margin of 7.5%, we would view this level of profitability as being about half of what our full cycle earnings power can be. On a percentage basis, we believe that we can achieve double digit EBITDA growth over the next 3 – 4 years.”

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Adjusted earnings before interest, taxes, depreciation, and amortization. Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income (loss), operating income (loss) or any other financial measure so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The items excluded from adjusted EBITDA are non-cash stock compensation, non-recurring transformation costs and non-recurring asset impairment charges (including Goodwill). Other companies (including the Company’s competitors) may define adjusted EBITDA differently.

Mr. Kaye continued, “We took a number of decisions in the fourth quarter which resulted in asset impairment charges, these measures are designed to focus our resources on the products and services that our customers most value and need, and positions American Vanguard for long-term, profitable growth. As a result of these decisive actions, I am confident that 2025 will be better than 2024, but the improvement will be gradual, and the interest rate environment coupled with the uncertainty of potential tariffs will lead to farmers remaining cautious. Taking into consideration these factors, for 2025, we have an adjusted EBITDA target range of $45—$52 million and expect sales to fall in the range of $565—$585 million. We expect capex of approximately $10 million for 2025, so free cash flow should show a meaningful improvement, which we will allocate towards the Debt reduction. As we continue to transform and update this business, we believe that future margins will improve, and further margin enhancement in 2026 and beyond is likely.”

David T. Johnson, Vice President, CFO and Treasurer, stated “As we continue to complete work associated with the year-end audit, we are pleased to provide preliminary, unaudited financial information, including adjusted EBITDA within the target range of $40—$50 million that we communicated to investors in the middle of the year. Furthermore, we more than achieved the goal to reduce inventory ending at approximately $178 million (including some impairment charges) which was down approximately $42 million in comparison to the closing position for 2023. We ended the year with total debt of $156 million, down from $179 million last quarter and $211 million at mid-year 2024. Finally, we continued to right-size the business in the 4th quarter and have taken a total of approximately $118 million in non-recurring cash and non-cash charges in 2024 as we continue to strengthen our balance sheet and position American Vanguard for a return to growth in 2025 and put the company on a path towards higher EBITDA margins.”

		2024*		2025 estimate
Revenue	approximately	$563	**	$565 - $585
Adjusted EBITDA	approximately	$42		$45 - $52

*	Unaudited, ** Adjusted to exclude $12 million reversal as the result of the Dacthal recall

Mr. Kaye concluded, ““We closed the year by continuing to execute on the important initiatives underway at the Company, making steady progress with our business transformation. In my short period so far with the Company, I have noticed a significant amount of complexity in the business, and I believe that simplifying many of the things we do will allow us to better understand what is important and be able to deliver against these high priority tasks. My message across the organization in this regard is straightforward – SIMPLIFY, PRIORITIZE and DELIVER.”

Conference Call

American Vanguard will be hosting a conference all at 9 am Eastern time/6 am Pacific time. The webcast of the conference call can be accessed through the company’s webpage: www.american-vanguard.com/investors or by using the following link: https://www.webcaster4.com/Webcast/Page/3070/52044

About American Vanguard

American Vanguard Corporation is a diversified specialty and agriculture products company that develops and markets products for crop protection and management, turf and ornamentals management, and public and animal health. Over the past 20 years, through product and business acquisitions, the Company has significantly expanded its operations and now has more than 1,000 product registrations worldwide. To learn more about the Company, please reference www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release the matters set forth in this press release include forward-looking statements. These forward-looking statements are based on the current expectations and estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release. The company disclaims any intent or obligation to update these forward-looking statements.

Company Contact	Investor Representative

American Vanguard Corporation	Alpha IR Group
Anthony Young, Director of Investor Relations	Robert Winters
anthonyy@amvac.com	Robert.winters@alpha-ir.com
(949) 221-6119	(929) 266-6315

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